Exhibit 10.15

WaVe Life Sciences, Pte. Ltd. 419 Western Ave Boston, MA 02135 Tel: 617 206 4830 Fax 617 206 4831

March 10th, 2014

Dear Dr. Christopher Francis:

It is a pleasure to offer you a position as VP Business Development with Wave Life Sciences. You will be reporting to Dr. Paul Bolno, President and CEO of the company. We believe that you will be a valuable addition to our new company and will make an important contribution to the achievement of our goals. The details of your employment are outlined below.

Effective Date

Your first day of employment will be mutually agreed upon, and is expected to be no later than April 31st, 2014.

Compensation

Your position is classified as exempt. The annual salary will be $185,000 (One Hundred and Eighty Five Thousand) and will be paid on a semi-monthly basis subject to withholding and other applicable taxes, and paid in accordance with the Company’s usual payroll procedures. In addition, upon the establishment of the employee option pool and final approval of the board, you will be entitled to 1% of this newly issued option pool. Options will have a 4-year vesting period with vesting occurring on monthly intervals starting from date of hire.

Variable Pay/Bonus

Your position is eligible to participate in a discretionary, variable, performance-based pay bonus program up to 25% of base pay subject to withholding and other applicable taxes, and paid in accordance with the Company’s usual payroll procedures. In addition and based on performance you may be entitled to additional stock options; subject to final board approval.

WaVe Life Sciences, Pte. Ltd. 419 Western Ave Boston, MA 02135 Tel: 617 206 4830 Fax 617 206 4831

Benefits

You will be eligible to participate in the Company’s group benefits program beginning the first day of the month following your hire date, unless your hire date is the first work day of the month. The benefits program, including waiting periods and rates of coverage, is subject to change, as determined by the Company, and is not to be considered a contractual agreement with the employee. The benefits are as follows:

•	Medical, dental, vision, and pharmaceutical coverage is provided at no charge to the employee and available to immediate family members at a discounted fee.

•	Life insurance is paid at one time (1x) the employee’s annual salary to a maximum of $50K; additional coverage is available at a fee.

•	Short term and long term disability insurance is Company paid for the employee.

Work Authorization

All new employees are required to complete the Immigration and Naturalization Form (I-9) within the first three (3) days of employment with the Company. These documents verify your identity and right to work in the United States.

At Will Employment

Your employment with Wave is considered at-will employment. At-will employment means that the employer or employee may terminate the employment relationship, at any time with a two-week advance notice, with or without cause. This offer letter does not constitute an employment contract nor guarantee permanent employment. The Company reserves the right, at its sole discretion, to modify your compensation, benefits, and other terms or conditions of employment, at any time.

Confidentiality/Non-Disclosure

As a condition of employment, you are required to execute the Company’s Confidentiality Agreement that will be provided to you at New Hire Orientation.

Entire Agreement

This letter and the above referenced Confidentiality Agreement contain all of the terms of your employment with Wave Life Sciences, and supersede any prior understandings or agreements, whether oral or in writing. This letter and the Confidentiality Agreement can only be modified in writing and with express agreement by the Company.

WaVe Life Sciences, Pte. Ltd. 419 Western Ave Boston, MA 02135 Tel: 617 206 4830 Fax 617 206 4831

We appreciate your interest in Wave and look forward to a rewarding working relationship. Please contact me with any questions.

Sincerely,

/s/ Paul Bolno

Dr. Paul Bolno

President and CEO; Wave Life Sciences

I have read and understand the information stated above and accept this offer of employment.

/s/ Christopher Francis	March 20th, 2014
Name: Christopher Francis	Date

Upon acceptance of this employment offer, fax a signed copy of this letter to Dr. Paul Bolno.